Exhibit (d)(5)

Option Amendment Agreement

This Option Amendment Agreement (this “Agreement”) is entered into and effective as of the date of the last signature below by and between HCC Insurance Holdings, Inc., a Delaware corporation (“HCC”), and                           (“Employee”), an employee of HCC.

WHEREAS, HCC has granted to Employee, and Employee continues to hold, certain options to purchase shares of HCC common stock at exercise prices below the fair market value of the HCC common stock on the respective actual measurement dates for such options for tax purposes (the “Eligible Options”), which exercise prices and fair market values are set forth on Exhibit A hereto;

WHEREAS, under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, options granted with an exercise price less than the fair market value of the underlying stock on the actual measurement date for such options, to the extent they were not vested as of December 31, 2004, will be subject to adverse income taxation unless such options are amended to exempt them from Section 409A;

WHEREAS, each portion of an Eligible Option that (i) was unvested as of December 31, 2004 and (ii) remains outstanding and unexercised on the date hereof (such portion to constitute an “Eligible Portion”) is not in compliance with Section 409A; and

WHEREAS, Employee wishes to avoid the adverse income tax consequences arising from Section 409A, and HCC is willing to amend the terms of the Eligible Options as set forth in this Agreement to exempt such Eligible Options from Section 409A;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HCC and Employee hereby agree as follows:

1. Increase in Exercise Price of Eligible Options.  Each Eligible Option held by Employee is hereby amended to increase the exercise price of such Eligible Option to the fair market value of the HCC common stock on the actual measurement date of such option for tax purposes, in each case as set forth on Exhibit A hereto. Except for the increased exercise price per share, each Eligible Option held by Employee will continue to remain subject to the same terms and conditions as in effect for that option immediately prior to the date hereof (it being understood that, because each Eligible Option was originally granted with an exercise price below the fair market value of the HCC common stock on the actual measurement date, no Eligible Option will qualify as an incentive stock option for tax purposes, regardless of whether it was designated as such at the time of grant). Accordingly, each amended Eligible Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date, and it will have the same exercise period, option term and other conditions currently in effect for that option and each will be a non-qualified option.

2. Amendment; Waiver.  This Agreement may be amended, modified or supplemented by the parties hereto only by a written instrument signed by HCC and Employee. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance.

3. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws.

4. Entire Agreement, Assignment, etc.  This Agreement supersedes all prior written and oral negotiations, discussions, communications, understandings, arrangements and agreements between the parties with respect to the subject matter hereof. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is personal to Employee and shall not be assignable by Employee, by operation of law or otherwise.

5. Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

In Witness Whereof, the parties have caused this Agreement to be executed as an agreement under seal as of the date of the last signature below.

HCC INSURANCE HOLDINGS, INC.

By:

Title:

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Name:

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EMPLOYEE:

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Name:

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